Exhibit 99.1

Contact: William Barth
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces First Quarter Fiscal 2014 Financial Results

SALT LAKE CITY,January 9, 2014—BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that treat cancer and benign diseases using heat therapy, today reported financial results for its first quarter ended November 30, 2013.

First Quarter 2014 Highlights

•	Total revenues increased 102% to $1.3 million, compared with the first quarter of 2013
•	Total sales backlog of $2.2 million, an increase of 200% over the first quarter of fiscal year 2013
•	Gross margin of 52%, compared to a gross margin of 28% in the first quarter of fiscal 2013
•	Cash and cash equivalents of $7.6 million
•	Accounts receivable of $1.2 million
•	No debt
•	Net loss was $1.5 million, or $0.04 per share, an improvement from the net loss of $2.2 million, or $0.07 per share, for the first quarter of fiscal year 2013

Management Commentary

“We are very encouraged with our significant reduction in net loss, when compared to the first quarter of fiscal 2013,” said Harold Wolcott, President of BSD Medical.  “Revenues more than doubled versus the first quarter of fiscal 2013, driven by increasing sales of our MicroThermX® Microwave Ablation products and by the sale of two hyperthermia systems.  Our gross margin improved to 52% of total revenue while operating expenses simultaneously decreased, compared to the same quarter in fiscal 2013.  This is evidence we are executing our strategy and moving toward our goal of profitability.”

“Sales continue to increase from our exclusive, multi-year, multi-million dollar master distribution agreement with Terumo Europe NV,” he added.  “We expect sales from Terumo to continue to grow as Terumo’s distribution expands through greater Europe.”

“The sale of two hyperthermia systems during the quarter is encouraging. Good progress has been made during the past few months toward obtaining regulatory approvals for hyperthermia systems, particularly in Taiwan and South Korea. We believe these approvals will result in additional revenue from hyperthermia sales during the coming quarters of the current fiscal year.”

“Fiscal 2014 has started on a strong note and we are determined to keep the momentum moving toward a successful year,” Mr. Wolcott concluded.

First Quarter 2014 Operating Summary

The Company’s revenues for the first quarter of fiscal year 2014 totaled $1,330,645, a 102% improvement from $659,785 for the first quarter of fiscal year 2013. This increase in revenues was driven primarily by increased sales of MicroThermX® products and the sale of two hyperthermia systems. The Company has a current sales backlog of $2.2 million, primarily due to pending Asian regulatory approvals.

Gross margin was $691,333 or 52% of total revenues for the first quarter, compared to $186,591 or 28% for the same period last year.  The improvement in gross margin resulted from increasing sales from all of our product lines, combined with improved manufacturing efficiencies.

Operating expenses declined to $2.2 million during the first quarter of fiscal 2014 from $2.4 million in same period last year.  Research and development expenses for the first quarter of fiscal 2014 were $502,757, down 5% from $527,267 in the comparable period last year. Selling, general and administrative expenses for the first quarter of fiscal 2014 were $1.7 million, down 10% from $1.9 million in the same period last year.

Increased sales, improved manufacturing efficiencies and lower operating expenses resulted in a significant reduction in our net loss.  The Company reported a net loss of $1.5 million, or $0.04 per share, for the first quarter of fiscal 2014, compared with a net loss of $2.2 million, or $0.07 per share, for the first quarter of fiscal 2013.

About BSD Medical Corporation

BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused microwave energy and radiofrequency (RF).  BSD’s product lines include ablation and hyperthermia treatment systems.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market, and well established distribution in the United States, Europe and Asia.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

Forward-Looking Statements
Statements contained in this press release that are not historical facts, including statements relating to our 2014 plans, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the market demand for our MicroThermX® products and the regulatory requirements we face. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

BSD MEDICAL CORPORATION
Condensed Balance Sheets
(Unaudited)
ASSETS	November 30, 2013	August 31, 2013
Current assets:
Cash and cash equivalents	$7,580,268	$9,450,528
Accounts receivable, net of allowance for doubtful accounts of $20,000	1,150,206	899,969
Related party trade accounts receivable	40,887	24,201
Inventories, net	2,630,414	2,445,770
Other current assets	160,954	200,028
Total current assets	11,562,729	13,020,496

Property and equipment, net	1,301,535	1,319,880

	$12,864,264	$14,340,376

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$511,873	$521,417
Accrued liabilities	416,040	573,880
Customer deposits	334,577	317,480
Deferred revenue – current portion	707,501	730,593
Total current liabilities	1,969,991	2,143,370

Deferred revenue – net of current portion	47,014	53,115

Total liabilities	2,017,005	2,196,485

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 80,000,000 shares authorized, 34,006,202 shares issued	34,007	34,007
Additional paid-in capital	57,955,285	57,739,056
Treasury stock, 24,331 shares at cost	(234)	(234)
Accumulated deficit	(47,141,799)	(45,628,938)
Total stockholders’ equity	10,847,259	12,143,891

	$12,864,264	$14,340,376

See accompanying notes to condensed financial statements

BSD MEDICAL CORPORATION
Condensed Statements of Comprehensive Loss
(Unaudited)

	Three Months Ended November 30,
	2013	2012
Revenues:
Sales	$1,231,559	$517,614
Sales to related parties	16,686	70,271
Equipment rental	82,400	71,900

Total revenues	1,330,645	659,785

Cost of revenues:
Cost of sales	628,711	408,870
Cost of related party sales	7,654	61,377
Cost of equipment rental	2,947	2,947

Total cost of revenues	639,312	473,194

Gross margin	691,333	186,591

Operating costs and expenses:
Research and development	502,757	527,267
Selling, general and administrative	1,704,713	1,889,249

Total operating costs and expenses	2,207,470	2,416,516

Loss from operations	(1,516,137)	(2,229,925)

Other income (expense):
Interest income	6,323	9,946
Other income (expense)	(3,047)	1,315

Total other income (expense)	3,276	11,261

Loss before income taxes	(1,512,861)	(2,218,664)

Income tax benefit	-	-

Net loss and comprehensive loss	$(1,512,861)	$(2,218,664)

Net loss per common share:
Basic	$(0.04)	$(0.07)
Diluted	$(0.04)	$(0.07)

Weighted average number of shares outstanding:
Basic	33,982,000	29,778,000
Diluted	33,982,000	29,778,000

BSD MEDICAL CORPORATION
Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended November 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(1,512,861)	$(2,218,664)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	30,121	37,272
Stock-based compensation	216,229	289,912
Decrease (increase) in:
Receivables	(266,923)	(170,244)
Inventories	(184,644)	59,899
Other current assets	39,074	(16,304)
Increase (decrease) in:
Accounts payable	(9,544)	14,590
Accrued liabilities	(157,840)	34,756
Customer deposits	17,097	16,270
Deferred revenue	(29,193)	(3,318)

Net cash used in operating activities	(1,858,484)	(1,955,831)

Cash flows from investing activities:
Purchase of property and equipment	(11,776)	(4,160)

Cash flows from financing activities	-	-

Net decrease in cash and cash equivalents	(1,870,260)	(1,959,991)
Cash and cash equivalents, beginning of period	9,450,528	11,102,508

Cash and cash equivalents, end of period	$7,580,268	$9,142,517

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